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                                                                   Exhibit 23.1


                        Independent Accountants' Consent


The Board of Directors
Natural Alternatives International, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-00947 and 333-32828) on Form S-8 of Natural Alternatives International, Inc. of our report dated October 9, 2000, relating to the consolidated balance sheets of Natural Alternatives International, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, and the related financial statement schedule, which report appears in the June 30, 2000, annual report on Form 10-K of Natural Alternatives International, Inc.




                                                KPMG LLP

San Diego, California
October 11, 2000